SUB-ITEM 77-E   LEGAL
PROCEEDINGS

Since February 2004, Federated and
related entities (collectively,
?Federated?) have been named as
defendants in several lawsuits, that were consolidated into a single action in the United States District Court for the
Western District of Pennsylvania,
alleging excessive advisory fees
involving one of the Federated-
sponsored mutual funds.  Without
admitting the validity of any claim,
Federated reached a final settlement
with the Plaintiffs in these cases in April
2011.




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